Exhibit 1.2

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of July 4, 2021, is entered into by and among Advaxis, Inc., a Delaware corporation (“Advaxis”), Biosight Ltd., a company organized under the laws of the State of Israel (“Biosight”) and the director or executive officer of Advaxis included on the signature page hereto (“Stockholder”). Defined terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith, Advaxis, Advaxis Ltd., a company organized under the laws of the State of Israel and a wholly owned Subsidiary of Advaxis (“Merger Sub”), and Biosight are entering into that certain Agreement and Plan of Merger and Reorganization, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merger with and into Biosight, with Biosight being the surviving entity (the “Merger Transaction”);

WHEREAS, in connection with the Merger Transaction and pursuant to the terms of the Merger Agreement, Advaxis will duly convene and hold a meeting of its stockholders (the “Advaxis Stockholders’ Meeting”) for the purposes of obtaining approval of the Merger Transaction (among other things) by the stockholders of Advaxis;

WHEREAS, as of the date hereof, the Stockholder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of [●] issued and outstanding shares of Advaxis Common Stock (the “Current Shares” and together with any shares of Advaxis Common Stock or any other equity securities of Advaxis acquired (including the acquisition of the right to vote or beneficial ownership) or purchased by, or issued (including as a result of a share split, share dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar event) to, the Stockholder after the date hereof, the “Owned Shares”); and

WHEREAS, as a condition and inducement to the willingness of Biosight to enter into the Merger Agreement and commence the Transactions, Biosight, Advaxis and the Stockholder are entering into this Agreement for the Stockholder to take certain actions as described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Biosight, Advaxis and the Stockholder hereby agree as follows:

1.Agreement to Vote Common Stock in Support of the Merger Transaction. From the date hereof until the Termination Date (as defined below), the Stockholder, in its capacity as a stockholder of Advaxis, hereby irrevocably and unconditionally agrees that at any meeting of the stockholders of Advaxis, however called (including, for the avoidance of doubt, the Advaxis Stockholders’ Meeting), or at any adjournment or postponement thereof, and in any action by written consent of the stockholders of Advaxis distributed by the Board of Directors of Advaxis, or otherwise undertaken as contemplated by the Merger Agreement or the Transactions, or in any other circumstance in which the vote, consent or other approval of the stockholders of Advaxis is sought, the Stockholder shall, and shall cause any other holder of record of any of the Owned Shares to:

(i) when such meeting is held, appear at such meeting or otherwise cause the Owned Shares to be counted as present thereat for the purpose of establishing a quorum;

(ii) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Owned Shares in favor of, and to adopt and approve, the Merger Agreement and the consummation of the Merger Transaction and the other Transactions (including, the Advaxis Certificate of Incorporation Amendment, the Reverse Split and the Advaxis Stock Issuance);

(iii) vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of the Owned Shares against any action that would reasonably be expected to (a) impede, frustrate, interfere with, delay, postpone, prevent, nullify or adversely affect the Transactions, including the Merger Transaction, (b) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Agreement or (c) to the Stockholder’s knowledge, result in a breach of any covenant, representation or warranty or other obligation or agreement of Advaxis contained in the Merger Agreement; and

(iv) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Owned Shares against (a) any Acquisition Proposal or any proposal relating to an Acquisition Proposal (for the avoidance of doubt, in each case, other than with respect to the Transactions) or any proposal made in opposition to, in competition with, or inconsistent with, the Merger Agreement or the Merger or any other Transactions, or (b) any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Advaxis (other than the Merger Agreement or the Transactions).

During the period commencing on the date hereof and ending on the Termination Date, the Stockholder hereby agrees that it shall not commit, agree, or publicly propose any intention to take any action inconsistent with the foregoing.

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2. No Transfer. From the date hereof until the Termination Date, the Stockholder shall not Transfer (as defined below) any Owned Shares, in each case except pursuant to a Permitted Transfer (as defined below). For purposes of this Section 2, the following terms shall have the meanings as defined below:

(i)	“Permitted Transfer” means any Transfer of shares of Advaxis Common Stock or Biosight Shares, as applicable, (A) to (x) any officer or director of Advaxis or Biosight, or (y) any Affiliates or family members of the officers or directors of Advaxis or Biosight; (B) by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such Person, or to a charitable organization; (C) by virtue of laws of descent and distribution upon death of the individual; (D) pursuant to a qualified domestic relations order, divorce settlement, divorce decree or separation agreement; (E) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (A) through (D) above; (F) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (G) in connection with any legal, regulatory or other order; (H) to Advaxis or Biosight; or (I) in connection with the exercise of stock options, including through a “net” or “cashless” exercise; provided, however, that in the case of clauses (A) through (F) such transferees must enter into a written agreement with Biosight agreeing to be bound by the transfer restrictions set forth in this Agreement; provided, further, that in the case of clause (I), the remaining shares issued upon the exercise of stock options shall be subject to the transfer restrictions set forth in this Agreement.

(ii)	“Transfer” shall mean, with respect to any Person, (A) the sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, in each case with respect to any security owned, including ownership of record or the power to vote (including, without limitation, by proxy or power of attorney), by such Person; (B) the entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security owned by such Person, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; or (C) the public announcement of any intention to effect any transaction specified in clause (A) or (B).

3. No Inconsistent Agreements. From the date hereof until the Termination Date, the Stockholder hereby covenants and agrees that the Stockholder shall not (i) enter into any voting agreement or voting trust with respect to any of the Owned Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of the Owned Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would restrict, limit or interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

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4. Binding Effect of Merger Agreement. The Stockholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. The Stockholder shall be bound by and comply with Sections 4.4 (Advaxis No Solicitation) (other than Section 4.4(a)(vi), Section 4.4(b) and Section 4.4(d) thereof) and 5.9 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (i) the Stockholder was an original signatory to the Merger Agreement with respect to such provisions and (ii) each reference to “Advaxis” contained in Section 4.4 of the Merger Agreement (other than Section 4.4(a)(iv) thereof or for purposes of the definition of Acquisition Proposal) also referred to the Stockholder.

5. Termination. This Agreement shall terminate upon the earliest of (i) the Effective Time, (ii) the valid termination of the Merger Agreement in accordance with Section 9 thereof, and (iii) the time this Agreement is terminated upon the mutual written agreement of Biosight and the Stockholder (the earliest of such applicable date, the “Termination Date”). Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, pursuant to this Agreement; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of material willful or intentional breach of, or fraud in connection with, this Agreement. This Section 5 shall survive the termination of this Agreement.

6. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Biosight as follows:

(a) The Stockholder is the record and a beneficial (within the meaning of Rule 13d-3 under the Exchange Act) owner of, and has good and valid title to, the Owned Shares, free and clear of any Encumbrances, other than any applicable restrictions on transfer under applicable securities laws. As of the date of this Agreement, the only equity securities in Advaxis owned of record or beneficially by the Stockholder are the Current Shares. The Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of Advaxis or any securities convertible into, or which can be exchanged for, equity securities of Advaxis.

(b) The Stockholder, except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to, and agree to all, the matters set forth herein, in each case, with respect to the Owned Shares, and has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

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(c) The Stockholder has full legal capacity and all requisite power and authority to, and has taken all action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions to be performed by it hereunder. This Agreement has been duly executed and delivered by the Stockholder, and, assuming due authorization, execution and delivery by the other parties to this Agreement, constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(d) The Stockholder has not (i) entered into any voting agreement or voting trust with respect to any of the Owned Shares that is still in effect and that is inconsistent with the Stockholder’s obligations pursuant to this Agreement (including Section 1 hereof), (ii) granted a proxy or power of attorney with respect to any of the Owned Shares that is still in effect and that is inconsistent with the Stockholder’s obligations pursuant to this Agreement (including Section 1 hereof), or (iii) entered into any agreement or undertaking that is otherwise inconsistent with, or would restrict, limit or interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement (including Section 1 hereof).

(e) The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his or her obligations hereunder will not, require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Stockholder or the Owned Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Stockholder of his or her obligations under this Agreement.

(f) There are no Legal Proceedings pending against the Stockholder, or to the knowledge of the Stockholder threatened against the Stockholder, before (or, in the case of threatened Legal Proceedings, that would be before) any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Stockholder of his or her obligations under this Agreement.

(g) The Stockholder is a sophisticated holder with respect to the Owned Shares and has adequate information concerning the Transactions, including the transactions contemplated hereby, and concerning the business and financial condition of Advaxis and Biosight to make an informed decision regarding the matters referred to herein and has independently, without reliance upon Advaxis, Biosight, any of their Affiliates or any of the respective Representatives of the foregoing, and based on such information as the Stockholder has deemed appropriate, made the Stockholder’s own analysis and decision to enter into this Agreement. The Stockholder has received and reviewed a copy of this Agreement and the Merger Agreement, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands and accepts all of the provisions hereof and of the Merger Agreement, including that the consummation of the Merger is subject to the conditions set forth in the Merger Agreement, and as such there can be no assurance that the Merger will be consummated.

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Except for the representations and warranties made by the Stockholder in this Section 6, neither the Stockholder nor any other Person makes any express or implied representation or warranty to Biosight in connection with this Agreement or the transactions contemplated by this Agreement, and the Stockholder expressly disclaims any such other representations or warranties.

7. No Challenges. From the date hereof until the Termination Date, the Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions within its power necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Advaxis, Merger Sub, Biosight or any of their respective successors or directors (except in any case arising out of the fraud of such parties) (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Stockholder from enforcing the Stockholder’s rights under this Agreement and the other agreements entered into by the Stockholder in connection herewith, or otherwise in connection with the Merger Transaction or the other Transactions.

8. No Agreement as Director or Officer. Notwithstanding any provision of this Agreement to the contrary, the Stockholder is signing this Agreement solely in its capacity as a stockholder of Advaxis. The Stockholder makes no agreement or understanding in this Agreement in the Stockholder’s capacity as a director, officer or employee of Advaxis (if the Stockholder holds such office or position) or in the Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Nothing in this Agreement will be construed to prohibit, limit or restrict the Stockholder from exercising his or her fiduciary duties as an officer or director to Advaxis or its equityholders.

9. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Biosight, Advaxis and the Stockholder.

10. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

11. Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

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12. Governing Law. This Agreement and any disputes relating hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law or conflict of law principles thereof or of any other jurisdiction that would cause the application of any laws of any jurisdiction other than the State of Delaware). Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware, in any Legal Proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (i) agrees not to commence any such Legal Proceeding except in the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware, (ii) agrees that any claim in respect of any such Legal Proceeding may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware, (iii) waives, to the fullest extent it may legally and effectively do so any objection that it may now or hereafter have to the laying of venue of any such Legal Proceeding in such courts and (iv) waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in such courts. Each of the parties hereto (A) agrees that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements and (B) waives any objection to the recognition and enforcement by a court in other jurisdictions of any such final judgment. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER AGREEMENTS TO BE ENTERED INTO IN CONNECTION HEREWITH, AND THE TRANSACTIONS CONTEMPLATED HEREBYAND THEREBY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THISWAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEENINDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of law or otherwise) without the prior written consent of the other parties, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

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14. Further Assurances. The Stockholder shall execute and deliver, or cause to be executed and delivered, such additional documents, and will use commercially reasonable efforts to take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary to consummate the transactions contemplated by this Agreement, on the terms and subject to the conditions set forth therein and herein, as applicable.

15. Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties hereto acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) there is adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party hereto seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

16. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

17. Disclosure. Advaxis and Biosight shall be permitted to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Biosight determines to be necessary or desirable in connection with the Merger Transaction and the other Transactions, the Stockholder’s identity and ownership of Owned Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement and, if deemed reasonably appropriate by Advaxis or Biosight, a copy of this Agreement.

18. Construction. Section 10.11 (Construction) of the Merger Agreement is incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

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19. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given on the date of delivery if delivered personally, by email (which is confirmed), or sent by a nationally recognized overnight courier service (providing proof of delivery). All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Advaxis:

Advaxis, Inc.

9 Deer Park Drive, Suite K-1

Monmouth Junction, NJ 08852

E-Mail: berlin@advaxis.com

Attention: Ken Berlin

with a copy (which shall not constitute notice) to:

Morgan Lewis & Bockius LLP

502 Carnegie Center

Princeton, NJ 08540

E-Mail: david.schwartz@morganlewis.com

Attention: David C. Schwartz

with a copy (which shall not constitute notice) to:

Herzog Fox & Neeman

Asia House, 4 Weizmann St.

Tel Aviv 6423904, Israel

E-Mail: HerbstR@herzoglaw.co.il

Attention: Rafael Herbst

if to Biosight:

Biosight LTD.

3 Hayarden St., Airport City

P.O.B 1083

Lod 7019802

Israel

E-Mail: ruth@biosight-pharma.com

Attention: Ruth Ben Yakar

with a copy (which shall not constitute notice) to:

White & Case LLP

3000 El Camino Real, 2 Palo Alto Square, Suite 900

Palo Alto, CA 94306-2109

Telephone No.: +1 650 213 0315

E-Mail: tsealman@whitecase.com

Attention: Tali Sealman

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-1095

Telephone No.: +1 212 819 8754

E-Mail: cdiamond@whitecase.com

Attention: Colin Diamond

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with a copy (which shall not constitute notice) to:

Horn & Co. Law Offices

Amot Investments Tower, 24th Floor

2 Weizmann St., Tel-Aviv, 6423902, Israel

Telephone No.: +972-3-637 8200

E-Mail: yhorn@hornlaw.co.il

Attention: Adv. Yuval Horn

if to the Stockholder: to the Stockholder’s address set forth below the Stockholder’s signature block.

20. Counterparts. This Agreement may be executed and delivered (including by email transmission, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized persons thereunto duly authorized) as of the date first written above.

Stockholder

By:
Name: [●]
Address for Notices:

Advaxis, Inc.

By:
Name:	Kenneth A. Berlin
Title:	President, Chief Executive Officer and
Interim Chief Financial Officer

Biosight Ltd.

By:
Name:
Title:

[Signature Page to Support Agreement]